Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

David Green CEO dgreen@hartregen.com Tom McNaughton CFO tmcnaughton@hartregen.com Tel: 774-233-7300 Fax: 774-233-7302	Investor Relations: Dian Griesel Int’l. Cheryl Schneider cschneider@dgicomm.com Public Relations: Susan Forman or Laura Radocaj sforman@dgicomm.com lradocaj@dgicomm.com

Harvard Apparatus Regenerative Technology Reports Operating Results for Second Quarter Ended June 30, 2014

-Conference Call To Be Held at 11:00 AM ET Today-

Holliston, MA, August 8, 2014 - Harvard Apparatus Regenerative Technology, Inc. (Nasdaq: HART), or HART, a clinical stage biotechnology company developing regenerated organs for transplant, initially focused on the trachea, reports unaudited financial results for the three and six months ended June 30, 2014.

The Company reports the following operating highlights for the second quarter:

•	A sixth human tracheal transplant was performed using the Company’s HART-Trachea product on June 3, 2014 at Krasnodar Regional Hospital in Russia. The patient was a 24-year-old male suffering from extensive tracheal damage following an automobile accident. The surgery was a success and the patient was recovering well in the days following the procedure.
•	In June, HART responded to the information request by the U.S. Food and Drug Administration (FDA) following its initial review of the Company’s application for an orphan drug designation for its HART-Trachea product. The Company expects this additional submission to be sufficient for the FDA to determine whether or not it will grant orphan drug designation to the HART-Trachea.
•	The European Medicines Agency (EMA), through its Committee for Advanced Therapies (CAT), informed HART of CAT’s conclusion that the Company’s HART-Trachea product is classified as a tissue-engineered, advanced therapy medicinal product, or Combined ATMP. This classification grants the Company a pathway to clinical trials on a European Union-wide basis, although clinical trials are managed through individual countries’ regulatory agencies.
•	The Company met with the Medicines and Healthcare Products Regulatory Agency of the U.K. (MHRA) to discuss the HART-Trachea product and the MHRA’s views on certain preclinical studies, as well as the Company’s planned approach to clinical studies. The Company was very pleased with the feedback it received from the MHRA, and reiterates its previously disclosed statement that it expects to enter clinical trials in Europe earlier than in the U.S.

•	For the first six months of 2014, the Company used $3.8 million of cash in operating activities and ended the second quarter with $10.1 million of cash on-hand.

David Green, President and CEO of Harvard Apparatus Regenerative Technology, commented, “Our Company had a very productive second quarter. We were glad to receive the EMA’s classification of our HART-Trachea as a Combined ATMP. We were also very encouraged by our first meeting with the MHRA. We chose the U.K. to approach first in Europe due to the MHRA’s familiarity with cell therapies, and the availability of surgeons and hospitals there that are already familiar with early progress in tissue-engineered products. Based on that discussion we continue to see a path to clinical trials in Europe prior to the United States. Domestically, although we submitted our responses to the FDA’s request for additional information regarding our orphan designation application later than we expected during the quarter, we anticipate the information we provided will result in the FDA ruling on our application in the next several weeks. Further, our management team was strengthened with the onboarding of Dr. Saverio La Francesca, our new Chief Medical Officer, at the beginning of the quarter.”

Mr. Green continued, “In addition to pursuing our HART-Trachea program we continue to work closely with a number of leading researchers on their efforts to regenerate other organs as well. We continue to believe that our approach to trachea transplant could someday be translated to other tubular organs in the body.”

Second Quarter Reported Results

During the second quarter of 2014, we recognized revenues of $23,000 from the sale of bioreactor systems for organ regeneration research. Prior to our spin-off from Harvard Bioscience on November 1, 2013, we did not record revenues on the sale of research systems. Thus, revenues were first recorded during the fourth quarter of 2013.

Net loss was $2.5 million, or $0.32 per diluted share, for the three months ended June 30, 2014 compared to a $2.1 million net loss, or $0.27 per diluted share, for the same period in 2013. The unfavorable year-to-year quarterly net loss comparison was primarily due to an increase in general and administrative expenses related to the fact that the Company became an independent, publicly traded entity in November 2013.

At the time of the spin-off on November 1, 2013, Harvard Bioscience contributed the assets of its regenerative medicine business and cash of $15 million to HART. At June 30, 2014, HART had cash on hand of $10.1 million, and had no debt.

Conference Call Information:

HART will host a conference call today at 11:00 AM ET to discuss its second-quarter financial results and the Company’s operations. On that call, management may respond to questions from the audience on any of a number of topics related to the business, including clinical and preclinical research, operations, plans and outlook. The live conference call is accessible by dialing toll-free 888-455-2260, or toll/international 719-325-2484, and referencing the pass code "9685223".

A replay of this conference call will be available from approximately 2:00 PM (Eastern Time) on August 8, 2014 through 2:00 PM (Eastern Time) on August 15, 2014 and will be accessible by dialing toll-free 888-203-1112, or toll/international 719-457-0820, and referencing the pass code "9685223".

About Harvard Apparatus Regenerative Technology

Harvard Apparatus Regenerative Technology makes regenerated organs for transplant. Our first product, the HART-Trachea, is intended to replace or repair a trachea that has been severely damaged by either trachea cancer or physical trauma. Our trachea scaffold technology has been used in five human trachea transplants to date approved under compassionate use exemptions, but none of our products are yet approved by a government regulatory authority for marketing. On November 1, 2013, HART was spun-off from Harvard Bioscience. The trademark “Harvard Apparatus” is used under a sublicense agreement with Harvard Bioscience, who has licensed the right to use such trademark from Harvard University.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to any continued benefits of our spin-off from Harvard Bioscience, anticipated future earnings or other financial measures, success with respect to any clinical trials and other regulatory approval efforts, including with respect to the FDA, EMA or MHRA, commercialization efforts and marketing approvals of HART’s products as well as the success thereof, including our HART-Trachea product, and the continued availability of a market for the HART securities. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain and maintain regulatory approval for the bioreactors, scaffolds and other devices and product candidates we pursue; the success of our clinical trials and device; our inability to operate effectively as a stand-alone, publicly traded company; plus other factors described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Harvard Apparatus Regenerative Technology expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Exhibit 1

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Revenues	$23	$-	$46	$-
Cost of revenues	12	-	24	-
Gross profit	11	-	22	-
Operating expenses:
Research and development	1,214	1,265	2,431	2,425
Sales and marketing	88	34	164	54
General and administrative	1,242	790	2,966	1,630
Operating expenses	2,544	2,089	5,561	4,109
Operating loss	(2,533)	(2,089)	(5,539)	(4,109)

Loss before income taxes	(2,533)	(2,089)	(5,539)	(4,109)
Income taxes	-	-	-	-
Net loss	$(2,533)	$(2,089)	$(5,539)	$(4,109)

Basic and diluted net loss per share	$(0.32)	$(0.27)	$(0.71)	$(0.53)
Weighted average common shares, basic and diluted	7,816	7,740	7,788	7,740

Exhibit 2

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(unaudited, in thousands)

	June 30,	December 31,
	2014	2013
ASSETS
Cash	$10,065	$14,008
Other current assets	584	481
Property, plant and equipment, net	1,038	575
Total assets	$11,687	$15,064

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$825	$495
Total stockholders' equity	10,862	14,569
Total liabilities and stockholders' equity	$11,687	$15,064

Exhibit 3

HARVARD APPARATUS REGENERATIVE TECHNOLOGY, INC.

CONSOLIDATED CONDENSED CASH FLOW INFORMATION

(unaudited, in thousands)

	Six Months Ended June 30,
	2014	2013

Cash flows used in operating activities:
Net loss	$(5,539)	$(4,109)
Non-cash items included in net loss	1,622	377
Changes in assets and liabilities	108	(101)
Net cash used in operating activities	(3,809)	(3,833)

Cash flows used in investing activities:
Net cash used in investing activities	(495)	(51)

Cash flows from financing activities:
Proceeds from funding provided by Harvard Bioscience, Inc.	-	3,884
Proceeds from issuance of common stock	358	-
Net cash provided by financing activities	358	3,884
Effect of exchange rate changes on cash	3	-
Net decrease in cash	(3,943)	-

Cash at beginning of the period	14,008	-
Cash at end of the period	$10,065	$-